CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated June 28, 2005 accompanying the financial statements and schedule included on Form 11-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the registration Statement of Astec Industries, Inc. on Form S-8 (File No. 33-61461, effective as of August 20, 1995) for the Astec Industries, Inc. 401(k) Retirement Plan.

/s/GRANT THORNTON LLP

Greensboro, North Carolina
June 28, 2005